                                                                  EXHIBIT 10.5.2


                        TRANSPORTATION SERVICES AGREEMENT

                             DATED DECEMBER 29, 1998

                                 BY AND BETWEEN

                             USS/KOBE STEEL COMPANY

                                       AND

                                 TRANSTAR, INC.

                        TRANSPORTATION SERVICES AGREEMENT
                         BETWEEN USS/KOBE STEEL COMPANY
                                       AND
                                 TRANSTAR, INC.
                                      INDEX

Section                                          Title                                             Page
-------                                          -----                                             ----
1                 SCOPE                                                                              2

2                 TERM                                                                               2

3                 COMPETITIVE ACCESS                                                                 2

4                 INTENT OF AGREEMENT                                                                3

5                 EXISTING CONTRACTS                                                                 4

6                 RATES, TERMS AND/OR CONDITIONS FOR SERVICE                                         4

6(a)              Rail Service by Sole Service Carriers                                              4

6(b)              In-Plant Rubber Tire Service                                                       5

6(c)              Miscellaneous In-Plant Services                                                    5

6(d)              Adjustments to Initial Base Rates, Terms and Conditions and Base Rates,            6
                  Terms and Conditions on Absorbed Switching

6(e)              Car Hire Adjustments to Rail Earnings                                              8

7                 TRANSPORTATION COMMITMENTS                                                         8

7(a)              Rail Service by Sole Service Carrier                                               8

7(b)              In-Plant Rail Switching Service                                                    9

7(c)              In-Plant Rubber Tire Service                                                       9

7(d)              Miscellaneous In-Plant Services                                                    9

7(e)              Bid Terms                                                                          9

8                 SERVICE LEVELS                                                                    11

9                 MAINTENANCE OF TRANSPORTATION ASSETS                                              11

10                MAINTENANCE OF INTERCHANGES                                                       11

11                AUDIT                                                                             12

12                SEVERABILITY                                                                      12

Section                                          Title                                            Page
-------                                          -----                                            ----
13                INEQUITIES                                                                        13

14                MEDIATION                                                                         14

15                ARBITRATION                                                                       15

16                ASSIGNMENT                                                                        17

17                NOTICES                                                                           17

18                LAW GOVERNING                                                                     18

19                RELATIONSHIP OF PARTIES                                                           18

20                INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES                                        19

21                ENTIRETY OF AGREEMENT; AMENDMENTS                                                 19

22                MUTUAL RELEASE                                                                    19

23                ALLOCATION OF FINANCIAL RESPONSIBILITY                                            19

24                FORCE MAJEURE                                                                     21

                        TRANSPORTATION SERVICES AGREEMENT



         This Agreement, made and concluded as of the 29th day of December 1998, by and between USS/KOBE STEEL COMPANY (hereinafter "USS/KOBE"), an Ohio General Partnership with offices at 1807 East 28th Street, Lorain, Ohio 44055, and TRANSTAR, INC. (hereinafter "Transtar"), a Delaware corporation with offices at 135 Jamison Lane, Monroeville, Pennsylvania 15146.

                              W I T N E S S E T H:

         WHEREAS, Transtar is the shareholder of certain transportation operating companies including The Lake Terminal Railroad Company (hereinafter "Lake Terminal"); and

         WHEREAS, USS/KOBE and Transtar are parties to a Transportation Services Agreement dated December 28, 1988 (hereinafter the "1988 TSA"); and

         WHEREAS, USS/KOBE and Transtar desire to enter into a new Transportation Services Agreement to set forth the terms of a commercial business relationship between USS/KOBE and Lake Terminal and to replace the 1988 TSA;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, and in consideration of the mutual agreements herein contained, hereby agree as follows:

         1. SCOPE. This Agreement sets forth the understanding of the parties concerning transportation and transportation-related services to be provided to USS/KOBE by Lake Terminal. More specific transportation contracts, tariffs, purchase orders or other agreements may be executed, issued and/or published by USS/KOBE and Lake Terminal in order to implement this Agreement. To the extent required by law, such individual agreements shall be filed with the Surface Transportation Board ("STB") and/or the appropriate state agency.

         2. TERM. This Agreement shall become effective on December 29, 1998 and shall remain in effect through December 31, 2008.

         3. COMPETITIVE ACCESS. During the Term of this Agreement, USS/KOBE shall not take any action which would in any way, either directly or indirectly, encourage any non-Transtar rail carrier to attempt to obtain access to the USS/KOBE Works or which would in any way assist and/or support any such rail carrier in any efforts to obtain such access, provided however, that after January 1, 2007, USS/KOBE is permitted to take any action necessary to enable it to evaluate the transportation service options and to make arrangements for the continuation of such services following the Term of this Agreement, provided further, that such actions would have no effect upon the transportation services provided under this Agreement during its Term.

         4. INTENT OF AGREEMENT. The parties hereto intend that they shall mutually benefit from the Base Rates, terms, conditions and provisions of this Agreement and that no party shall be either unreasonably enriched or unreasonably harmed by any implementation and/or interpretation of said Base Rates, terms, conditions and provisions. In addition, the parties hereto agree and intend that the rates, terms and conditions (including, but not limited to, payment terms) in effect as of the effective date of this Agreement shall continue in effect except as modified by this or other agreements of the parties and that no party to this Agreement shall seek to change Base Rates, terms and conditions through the arbitration procedures set forth in Section 15 hereof, unless there is a material change in existing facts and circumstances that causes the party seeking such change to suffer a gross inequity. This Agreement, and all agreements implementing this Agreement, shall be administered and interpreted in order to fulfill the intent stated in this Section 4. Any arbitrator considering disputes pursuant to Section 15 hereof shall render a decision which fulfills the intent stated in this Section 4.

         5. EXISTING CONTRACTS. All existing contracts, purchase orders and other agreements between USS/KOBE and Lake Terminal shall remain in effect for the terms stated therein. To the extent that any conflict exists between Sections 6 or 7 of this Agreement and the rates or service provisions of any such contract, purchase order or other agreement, the terms of this Agreement shall supersede and take precedence, provided, however, that every reasonable effort shall be made to construe such provisions consistently, and that nothing contained in this Agreement shall be construed or implemented to shorten the term of any such contract, purchase order or other agreement. A list of existing Purchase Orders, Contracts and Agreements is attached to this Agreement and marked Exhibit I.

         6. RATES, TERMS AND/OR CONDITIONS FOR SERVICE.

            (a) Rail Service by Sole Service Carrier. Initial Base Rates, terms and/or conditions for all Sole Service Carrier services shall be those in effect in contracts, tariffs or other agreements as of the effective date of this Agreement. The rates between USS/KOBE and Sole Service Carrier set forth in Exhibits II and III attached to this Agreement (including absorbed switching, single-line movements and other related transportation services) shall be referred to herein as "Initial Base Rates." Any new rates established during the term of this Agreement shall be deemed "Base Rates" as of the date they are established. Unless otherwise agreed by the parties, the Base RCAF-U for any such Base Rate shall be the most recent RCAF-U published prior to agreement upon the Base Rate.

            Initial Base Rates and Base Rates for absorbed switching movements shall be adjusted annually to be effective January 1, 2000 and each January 1 thereafter in accordance with the procedures set forth in Section 6(d) herein.

            (b) In-Plant Rubber Tire Service. The in-plant rubber tire services identified on Exhibit IV shall be provided pursuant to the terms and conditions of the purchase orders or other agreements in effect as of the effective date of this Agreement. Upon the expiration of any such purchase order or agreement, USS/KOBE shall have the option to subject the rubber tire service involved to competitive bidding; provided, however, that Lake Terminal shall be offered an opportunity to participate in any competitive bidding of such services.

            (c) Miscellaneous In-Plant Services. During the Term of this Agreement, Lake Terminal shall be offered an opportunity to participate in any competitive bidding for any additional transportation and transportation related services required by USS/KOBE.

            (d) Adjustments to Initial Base Rates, Terms and Conditions and Base Rates, Terms and Conditions on Absorbed Switching Rail Rates, Single-Line Rates and Other Related Transportation Service Rates. The Initial Base Rates and Base Rates for absorbed switching, single-line and other related transportation service for Sole Service Carrier services shall be adjusted annually, to be effective January 1, 2000 and each January 1 thereafter. Such adjustments, as well as any other increases, decreases, changes, modifications, additions and/or deletions to Initial Base Rates, terms and/or conditions and Base Rates, terms and/or conditions for any such rail service shall be negotiated in good faith by the parties and upon agreement implemented either through tariffs, contracts or other agreements. If, after good faith negotiation the parties fail to reach agreement on the amount of the annual adjustment to the Initial Base Rates and Base Rates, then such (1) Initial Base Rates shall be adjusted up or down by one hundred percent (100%) during the Term of this Agreement of the amount of the percentage change between the 4th quarter 1998 Rail Cost Adjustment Factor, unadjusted for productivity ("RCAF-U") of 1.003, as rebased by the STB and published in Ex Parte No. 290 (Sub No. 5)(98-1) Table A decided on or about December 12, 1997 ("Base RCAF-U") and the most recent 4th quarter RCAF-U published prior to the January 1 effective date of the adjusted Initial Base Rate, provided however, that the adjusted Initial Base Rate shall never fall below the Initial Base Rate and (2) Base Rates shall be adjusted up or down by one hundred (100%) during the Term of this Agreement of the amount of the percentage change between the most recent RCAF-U published prior to the time that the Base Rate was established and the most recent 4th quarter RCAF-U published prior to the January 1 effective date of the adjusted Base Rate, provided, however, that the Adjusted Base Rate shall never fall below its original established level. (See examples in Exhibits V and VI attached to this Agreement.)

            Such adjusted Initial Base Rates and adjusted Base Rates shall be implemented effective each January 1 for the ensuing year. Neither party shall have the right to invoke the dispute resolution procedures set forth in Sections 14 and 15 to request an appropriate rate adjustment be determined through these procedures, unless the party is able to prove it has suffered a gross inequity as a result of the implementation of the adjusted Initial Base Rate or the adjusted Base Rate. In no event shall the dispute resolution procedures result in the adjusted Initial Base Rate ever falling below the Initial Base Rate or the adjusted Base Rate ever falling below its original established level. Through December 31, 2004, per car rates reflected in this Agreement may be adjusted upward proportionally to the increase in car carrying capacity or cube size whenever such car carrying capacity or cube size increases by more than five percent (5%). After December 31, 2004, such adjustments may only be implemented if mutually agreed upon by the parties or, failing such agreement, shall be established pursuant to the dispute resolution procedures set forth in Sections 14 and 15 of this Agreement. Any arbitrator considering a request for such an adjustment shall attempt to follow prevailing practice in the rail industry.

            (e) Car Hire Adjustments to Rail Earnings. With respect to Sole Service Carrier earnings for services specified in this Agreement, Lake Terminal shall have the right to make adjustments as necessary for increases in cost of rail cars forced upon Transtar or Lake Terminal by others pursuant to car hire deprescription or revisions to Car Hire Rules or Car Service Regulations. Transtar shall provide USS/KOBE with reasonable supporting documentation for any adjustment pursuant to this Section at the time such adjustment is proposed.

         7. TRANSPORTATION COMMITMENTS.

            (a) Rail Service by Sole Service Carrier. During the Term of this Agreement, USS/KOBE shall ship via rail Lake Terminal one hundred percent (100%) of the rail traffic originating or terminating at the USS/KOBE Works.

            (b) In-Plant Rail Switching Service. During the Term of this Agreement, Lake Terminal shall have the right to bid on any in-plant switching services so long as such in-plant rail switching services are required by USS/KOBE from any source.

            (c) In-Plant Rubber Tire Service. Lake Terminal shall have the right to provide one hundred percent (100%) of the in-plant rubber tire services identified on the attached Exhibit II pursuant to the terms and conditions of the purchase orders or other agreements in existence on the effective date of this Agreement. Following the expiration of any existing purchase orders or other agreements, such services may be subject to competitive bid, provided, however, Lake Terminal shall be permitted to participate in bidding. Lake Terminal shall also be permitted to participate in bidding for new or additional rubber tire services.

            (d) Miscellaneous In-Plant Services. Lake Terminal shall be permitted to participate in bidding for miscellaneous transportation related in-plant services.


            (e) Bid Terms. From and after the effective date of this Agreement, neither Transtar nor Lake Terminal shall be required to indemnify or hold harmless any party to this Agreement as a condition to bidding for, or being awarded the right to provide, transportation or transportation-related services, whether such services are within the scope of any Transportation Services Agreement or otherwise, and the absence of any such indemnity or hold harmless provision in any such bid shall not be taken into consideration to determine the competitiveness of such bid. The intent of this provision is (1) to relieve Transtar and Lake Terminal from the requirement of indemnifying or holding harmless any other party to this Agreement in contracts, agreements, sales and purchase orders for transportation or transportation-related services that are amended or entered into upon and after the effective date of this Agreement and
(2) to abolish the requirement that Transtar or Lake Terminal undertake such indemnification or hold harmless obligations in order to be deemed competitive in bidding for, or as a precondition to be awarded the right to provide, such transportation and transportation-related services. In lieu of any such hold harmless and indemnification agreements, Lake Terminal shall be obligated to agree to apportion liability pursuant to the terms of that certain Memorandum of Understanding Regarding Financial Responsibility (attached as Exhibit VII to this Agreement) as such Memorandum may be amended from time to time.

         8. SERVICE LEVELS. During the Term of this Agreement,

Lake Terminal shall maintain service levels which are reasonably required to provide service hereunder in a manner consistent with and competitive with other carriers in the area. Lake Terminal shall be responsible for arranging for car supply consistent with the availability of rail cars from other carriers, provided that Lake Terminal shall have no car ownership obligations when it functions as a switch carrier on interline freight movements. Any dispute between the parties concerning service levels shall be referred to dispute resolution in accordance with the provisions of Sections 14 and 15 hereof.

         9. MAINTENANCE OF TRANSPORTATION ASSETS. Lake Terminal shall maintain in good and serviceable condition those transportation assets used to provide service to USS/KOBE pursuant to this Agreement, including, but not limited to, way and structures, locomotives, railcars, signaling systems, and rubber tire equipment.

             Any dispute between the parties concerning maintenance of transportation assets shall be referred to the dispute resolution procedures in accordance with the provisions of Sections 14 and 15 hereof.


         10. MAINTENANCE OF INTERCHANGES. Lake Terminal shall maintain interchanges, gateways and/or terminals operable as of the date of this Agreement which are reasonably required to provide service hereunder. Any dispute between the parties concerning maintenance of interchanges, gateways and/or terminals shall be referred to dispute resolution in accordance with the provisions of Sections 14 and 15 hereof.

         11. AUDIT. Each party shall have the right to audit the other's records insofar as necessary to ensure compliance with all of the terms and conditions of this Agreement. Such audits shall be performed by an internal or external auditor, provided however, that the party being audited shall have the right to require that any audit be conducted by a mutually agreeable independent auditor and that the details of the information examined in such audit be kept confidential from the party requesting the audit, except to the extent necessary to resolve any controversy that is pursued in good faith. The first $20,000 of cumulative total audit expense annually incurred for audit services required by either party to be performed by independent auditors shall be shared equally by the parties. Thereafter, such audit expense shall be borne by the party requesting the audit.


         12. SEVERABILITY. It is the desire of the parties hereto that this Agreement be enforced to the fullest extent permissible under the laws and public policies to be applied thereto. Accordingly, if any particular portion of this Agreement shall be adjudicated to be void, invalid or unenforceable, this Agreement shall be deemed to be amended to delete herefrom the portion thus adjudicated to be void, invalid, or unenforceable, unless such change alters the purpose and intent of this Agreement, in which case this Agreement shall be null and void.

         13. INEQUITIES. The parties intend that they shall mutually benefit from the terms, conditions and provisions of this Agreement. If any party suffers a gross inequity resulting from such terms, conditions or provisions, or from a substantial change in circumstances or conditions, the parties shall negotiate in good faith to resolve or remove such inequity. In the event the parties fail to reach an agreement concerning any alleged gross inequity, the dispute shall be referred to the dispute resolution procedures of Sections 14 and 15 hereof. It is mutually understood and agreed, however, that nothing herein shall be construed to relieve any party of any of its obligations under this Agreement or under any related transportation contract, purchase order or other agreement. The parties further agree that, unless otherwise required by law, no party shall assert or cause to be asserted in any suit, action, proceeding or other adjudication that any of the terms, conditions or provisions of this Agreement are or will be unenforceable, unjust, unreasonable, unreasonably discriminatory, preferential or prejudicial, or otherwise in violation of any provision of any act or statute or any rule, order or regulation thereof.

         14. MEDIATION. At any time prior to the start of sworn testimony in arbitration, provided under Section 15 of this Agreement, a party may submit a dispute arising hereunder to non-binding mediation. The mediator shall be selected by the party submitting the dispute with or without the concurrence of the other party. Neither submission of a dispute to mediation nor conclusion of the mediation process shall be a condition precedent to exercise of the arbitration procedures available to the parties under this Agreement. If a dispute is submitted to mediation:

   1)    the parties shall mediate the dispute in good faith;

   2)    mediation shall occur in Lorain County, Ohio;

   3) final decision makers for each party on any matter in dispute shall personally attend all mediation sessions;

   4) the mediator shall have complete control of the mediation timing and process, provided, however, that the mediation shall conclude no later than fourteen (14) calendar days from the day of the initial meeting between the mediator and the parties;

   5) all agreements reached in mediation shall be reduced to writing before concluding the mediation process;

   6) the parties may jointly agree to have the mediator make a final and binding decision;

   7)    no discovery will be taken during the mediation process;

   8) the mediation process shall be confidential and each party participating shall have the right to designate any information provided to the mediator as "Confidential and Proprietary."

         15. ARBITRATION. All disputes arising under this Agreement shall be referred to binding arbitration conducted expeditiously in accordance with Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes ("CPR Rules") by a three person panel of arbitrators, each party choosing one arbitrator and the two arbitrators so chosen selecting a third, neutral arbitrator. The failure or inability of either party to choose an arbitrator or of the arbitrators chosen by the parties to select a third neutral arbitrator shall be resolved in accordance with the CPR Rules. Arbitration shall be conducted at a mutually convenient location in Lorain County, Ohio or at such other location as the parties may agree. The award in writing signed by any two of the arbitrators shall be final and binding. In order to resolve any disputes hereunder, the arbitrators shall implement the specific rights and obligations set forth in this Agreement while fulfilling the intent stated in Section 4 hereof. Either party shall have the right to seek, and the arbitrators shall determine, declaratory relief of the nature generally set forth in the Uniform Declaratory Judgments Act (as in effect in the State of Ohio and as the same may be amended from time to time) including, but not limited to, questions of construction of this Agreement, or a declaration of rights, status or other legal relations hereunder. The arbitrators shall apply the substantive statutory and common law of the State of Ohio to the dispute and the evidentiary laws of the State of Ohio to the arbitration proceeding. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award entered by the arbitrators may be entered by any court having jurisdiction thereof. The arbitrators shall not award damages in excess of compensatory damages. The costs and expenses of the arbitration (other than attorneys' fees, if any) shall be borne one-half by USS/KOBE and one-half by Lake Terminal. The arbitrators shall be permitted to review existing documents or records of any party to the extent that, in the sole discretion of the neutral arbitrator, such documents and/or records are deemed to be relevant and to the extent the parties are permitted by law or by contract to convey such documents or records to the arbitrator. Either party shall have the right to designate any information sought in discovery or provided to the arbitrators at their request as confidential and/or proprietary in which case the neutral arbitrator shall determine whether the information sought shall be disclosed in discovery or, if such information is provided to the arbitrators at their request, shall not convey such information to the other party.

         16. ASSIGNMENT. No party to this Agreement shall assign or transfer this Agreement or any interest herein, other than to the lenders providing financing to Transtar, Inc. (which lenders will act through a single agent) without the prior written consent of the other party, which consent shall not be unreasonably withheld. Subject to the provisions of this Section 16, this Agreement shall inure to the benefit of and be binding upon the successors and assigns to the parties. USS/KOBE shall not directly or indirectly sell, transfer or otherwise dispose of all or a substantial portion of the assets of any facility served by Lake Terminal during the term of this Agreement to any party which intends to operate a facility at that location for the production of steel or steel-related products, unless the purchaser, acquiror or other transferee of such facility assumes, in a writing reasonably satisfactory to Lake Terminal, all of the rights and obligations set forth in this Agreement.

         17. NOTICES. Unless otherwise specified herein, any and all notices under this Agreement shall be in writing and shall be delivered to the party entitled to receive the same: (1) by hand delivery; (2) by registered or certified mail, return receipt requested; (3) by overnight delivery service which provides proof of delivery; or (4) by telecopy, with a duplicate copy sent via first class mail, postage pre-paid addressed as follows:

   If to USS/KOBE:

         USS/KOBE Steel Company
         1807 East 28th Street
         Lorain, Ohio 44055
         Attention: Vice President Finance & Administration
         Phone:     440-277-2401
         Fax:       440-277-3552

   If to a Transtar Unit:

         Transtar, Inc.
         135 Jamison Lane
         Monroeville, Pennsylvania 15146
         Attention: Director of Marketing
         Phone:     412-829-3434
         Fax:       412-829-6603

         18. LAW GOVERNING. This Agreement shall be construed in accordance with the laws of the State of Ohio excluding its conflict of laws provision.

         19. RELATIONSHIP OF PARTIES. The relationship between USS/KOBE and Lake Terminal under this Agreement shall be that of independent contractors. Nothing in this Agreement shall be deemed to constitute a relationship of agency, joint venture, partnership, or any relationship other than that specified.

         20. INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES. In no event shall a party be liable for any indirect, special or consequential damages as a result of a breach of any provision of this Agreement.

         21. ENTIRETY OF AGREEMENT; AMENDMENTS. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No change, modification, or alteration of this Agreement shall be effective unless reduced to writing and signed by the parties. Waiver of any breach of the Agreement by a party shall not be construed as a waiver of any other breach.

         22. MUTUAL RELEASE. The parties fully release and discharge each other from all claims, known and unknown, arising under the 1988 Agreement which any party may have against any other party to this Agreement. This provision is not intended to apply to personal injury or property damage claims that either party may have against the other.

         23. ALLOCATION OF FINANCIAL RESPONSIBILITY. During the Term of this Agreement and notwithstanding any provision set forth in any of the Real Estate Agreements referenced in the Agreement Concerning Leases, Licenses and Easements (attached as an Exhibit to this Agreement) to the contrary, financial responsibility for personal injuries (including death) and property damage sustained by employees of USS/KOBE and Lake Terminal shall be allocated among the parties to this

Agreement according to the terms of that certain Memorandum of Understanding Regarding Financial Responsibility (attached as an Exhibit to this Agreement) as such Memorandum may be amended from time to time.

             Lake Terminal and USS/KOBE will each indemnify and save harmless the other, from and against any and all obligations, liabilities, claims and demands for damage to property or injuries to any persons (other than employees of the Lake Terminal or USS/KOBE), which may be asserted against the party indemnified hereunder to have arisen as a result, in whole or in part, of the negligent acts or omissions of the party providing such indemnity. Nothing set forth herein is intended to indemnify Lake Terminal or USS/KOBE for its own causal negligence or other legal fault, nor to require either Lake Terminal or USS/KOBE to extend indemnity beyond the pro rata portion of its causal negligence or other legal fault, nor is anything set forth herein intended to modify the preceding paragraph of this Section 23 of this Agreement or the Memorandum of Understanding Regarding Financial Responsibility (MOU) previously entered into between Lake Terminal and USS/KOBE.

            Lake Terminal and USS/KOBE acknowledge that the MOU addresses only those situations where property damage or personal injury is sustained by an employee of either the Lake

Terminal or USS/KOBE and that this provision of the Agreement applies only to those incidents which occur within the confines of the USS/KOBE Works.

         24. FORCE MAJEURE. The parties understand that performance by a party may be interrupted or delayed by an occurrence outside of its control, including but not limited to the following: an act of God, war, riot, sovereign conduct, equipment failure, conduct of third parties, or other similar causes beyond the reasonable control of the parties. If that should occur, such party shall be excused from performance for as long as it is reasonably necessary to complete performance. In case of any dispute as to the reasonableness of a resulting delay in performance, the parties shall submit the matter to dispute resolution in accordance with the procedures set forth in Sections 14 and 15.

             In the event of any concerted action by Lake Terminal organized labor that results in an interruption to the interchange services ("Service") performed by Lake Terminal at the USS/KOBE Works pursuant to this Agreement, Lake Terminal will employ reasonable best efforts to continue to provide Service to USS/KOBE during the interruption.

             Such "reasonable best efforts" include, but are not necessarily limited to (1) cooperation and communication with USS/KOBE aimed at efficiently and effectively restoring uninterrupted Service to the USS/KOBE Works; (2) pursuit of those legal actions and remedies which, in the reasonable opinion of counsel for Lake Terminal, would prove prudent for Lake Terminal to exercise under the circumstances; (3) having due regard for its own management and labor relations policies, pursuing resolution of the underlying dispute, if any, which gives rise to the interruption of Service; (4) exercise of reasonable best efforts to provide qualified management or other personnel available to perform the service; and
(5) in the unlikely event of a secondary boycott, picketing or related activities directed at USS/KOBE, Lake Terminal or any of its contractors which spreads beyond Lake Terminal, using its influence and contacts in the railroad and transportation industries to discourage, limit, work around or terminate such activity.

             Nothing set forth in this Agreement is intended as a guarantee by Lake Terminal of uninterrupted Service to the USS/KOBE Works nor is anything set forth in this Agreement intended as agreement by the parties that strikes, lockouts or similar events are not events of force majeure for purposes of this
Section 24 of this Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                         USS/KOBE STEEL COMPANY



                                         By   /s/ George F. Babcoke
                                           -----------------------------------
                                         Title: President


                                         THE LAKE TERMINAL RAILROAD COMPANY

                                         By   /s/ Rade Vignovic
                                           -----------------------------------
                                         Title: V.P. - Marketing




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